Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Cinedigm Corp. on Form S-3 to be filed on or about December 20, 2017 of our report dated June 29, 2017, on our audits of the consolidated financial statements as of March 31, 2017 and 2016 and for each of the years in the two-year period ended March 31, 2017, which report was included in the Annual Report on Form 10-K filed June 29, 2017. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ EISNERAMPER LLP

New York, New York
December 20, 2017